Exhibit 10.19

AMENDED AND RESTATED PENSION RESTORATION PLAN OF

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

REA#: 06047

(Taxable Cooperative)

Intent and Construction. This Plan is intended to be an unfunded and unsecured plan sponsored and maintained by Tri-State Generation and Transmission Association, Inc. (the “Cooperative”) primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Cooperative.

1.                                      Definitions. In addition to terms defined in quotations in parentheticals, the following definitions shall apply for purposes of the Plan:

“Actuarial Equivalent” means a benefit of equivalent present value as of the date payment commences to a stated benefit under the Plan, determined in accordance with Section 21 of the Retirement Security Plan (“RS Plan”) (or successor provision).

“Beneficiary” shall mean the beneficiary of a Participant designated pursuant to Section 8(d).

“Board” means the Board of Directors of the Cooperative.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deferred Compensation PRP” or the “Plan” means this Amended and Restated Pension Restoration Plan of the Cooperative.

“Disability” or “Disabled” means the following conditions are met:

(a)                                         The Participant satisfies the requirements necessary for the receipt of total disability benefits under the Long-Term Disability Plan for Employees of NRECA Member Systems (the “LTD Plan”), as the LTD Plan may be amended from time to time (whether or not the Cooperative for whom the Participant was employed actually participates in the LTD Plan ); and

(b)                                         The Participant has continued to make participant contributions to the RS Plan, if required, for the six-month period commencing with the first day of the month coincident with or next following the date his active employment ceased.

“Eligible Cooperatives” shall consist of those Cooperatives that:

(a)                                         adopt the Amended and Restated Pension Restoration Plan (Amended and Restated PRP) prior to January 1, 2015, provided they have an employee that is eligible to participate no later than December 31, 2014, or

(b)                                         did not adopt the Amended and Restated PRP prior to January 1, 2015, but who following 2014 subsequently identify an employee as having compensation as defined by the Cooperative’s RS Plan in excess of the applicable Code § 401(a)(17) maximum compensation amount for benefits earned during the 2014 Plan Year, and who subsequently adopt the Amended and Restated

PRP prior to December 31, 2015 retroactive to January 1, 2015. Such co-op will become eligible effective January 1, 2015, provided the covered employee or employees are part of the Grandfathered Group Participants, and provided further the Cooperative agrees to pay to the RS Plan trust amounts attributable to compensation in excess of the Code § 401(a)(17) limits that would have been paid to the trust if the employee had begun participation in the first year the employee was eligible to participate.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including regulations and applicable authorities promulgated thereunder.

“Grandfathered Group Participants” means those employees of an Eligible Cooperative who satisfy the eligibility criteria below as of no later than December 31, 2014, that are:

(a)                                 A Participant in their Cooperative’s current Deferred Compensation PRP,

(b)                                 Eligible to participate in the Amended and Restated Pension Restoration Plan prior to December 31, 2014 because they:

(1)                                 have or previously had compensation as defined by the Cooperative’s RS Plan in excess of the applicable Code § 401(a)(17) limit for benefits earned prior to January 1, 2015, based on 2014 or earlier salary as determined no later than December 31, 2015; and/or,

(2)                                 have a pension limitation under Code § 415 occurring prior to January 1, 2015, and they have attained their Normal Retirement Date and elected to commence benefits under the RS Plan; and,

(c)                                  Are designated in writing by the Cooperative’s board of directors no later than December 31, 2015 as eligible to participate in the Amended and Restated Pension Restoration Plan as part of a “select group of management or highly compensated employees” as such term is used in ERISA.

“NRECA” means the National Rural Electric Cooperative Association.

“Normal Retirement Date” means the date designated by the Cooperative in its RS Plan Adoption Agreement.

“Participant” means an employee of the Cooperative designated by the Cooperative’s board of directors as a member of a select group of management or highly compensated employees who have been designated as an eligible participant in the Amended and Restated Pension Restoration Plan.

“Pension Limitation” means the difference between the single lump sum equivalent of (i) the Participant’s accrued benefit from the RS Plan as calculated by NRECA without the limitations provided in Code §§ 415 and 401(a)(17), and (ii) the Participant’s accrued benefit from the R S Plan as calculated by NRECA after application of the limitations of Code §§ 415 and 401(a)(17), each of which is calculated at the time a Participant is entitled to a payment hereunder. For purposes of determining a Participant’s Pension Limitation, the definitions and rules in the RS Plan shall apply to this Plan, unless otherwise provided herein. For example, a Participant’s final average pay shall be based on “Final Average Pay” as defined in the RS Plan.

“Plan Year” means the 12-month period beginning on January 1 and ending on December 31.

“RS Plan Benefit Election Date” means the date on or after a Participant’s Normal Retirement Date on which a Participant elects to commence benefits from the RS Plan but has not separated from service and thus may continue to accrue benefits under the RS Plan.

“RS Plan” means the Retirement Security Plan sponsored by NRECA as adopted by the Cooperative that has adopted this Amended and Restated Pension Restoration Plan.

2.                                      Participation.

(a)                                 The participants in the Deferred Compensation PRP eligible for benefits shall be Grandfathered Group Participants who are a select group of management or highly compensated employees of the Eligible Cooperative whose compensation and/or benefits exceeds or are limited by Code §§ §401(a)(17) and/or 415 and who are designated in writing by the Board as participants, and who on the date of their attainment of the Normal Retirement Date as defined in the RS Plan, or upon such other date as the Board may designate, have a Pension Limitation, as defined in Section 1 of this Deferred Compensation PRP, applied to reduce the amount of payment that would otherwise be payable by the RS Plan. An individual whose Cooperative is not eligible for a funding credit for the individual through the RS Plan shall not be considered eligible to participate in the Plan, regardless of whether they are identified or were identified as eligible to participate by the Cooperative or in this Plan document.

(b)                                 The Plan must’ be adopted by the Cooperative’s Board in the same Plan Year in which the Participant becomes eligible for participation in the Plan, including in the case of a Participant that becomes eligible for participation after reaching his Normal Retirement Date. Notwithstanding the foregoing, only a Cooperative that is an Eligible Cooperative may adopt the Plan and only with respect to Grandfathered Group Participants.

3.                                      Benefit Payment.

(a)                                 The Deferred Compensation PRP benefit payable for a Participant under the Deferred Compensation PRP is the amount of the Pension Limitation for the Participant.

(b)                                 The single lump sum equivalent shall be the Actuarial Equivalent of the Pension Limitation.

(c)                                  In determining the Participant’s pension benefit from the RS Plan to determine the Pension Limitation, there shall be included in the calculation amounts paid in cash to the Participant or his Beneficiary, transferred to an individual retirement account or annuity for the benefit of the Participant or Beneficiary or transferred to the Participant’s account in the NRECA 401(k) Pension Plan in such a manner to insure that periods of benefit service are not included more than once in any determination of Plan accruals.

(d)                                 The named fiduciary of the RS Plan, or its designee, for purposes of the Cooperative’s credit, has the sole discretion under the RS Plan to disregard amounts that significantly exceed the RS Plan’s salary increase assumptions and are large enough to substantially increase the cost of employee pensions that have not been reflected in the RS Plan billing rate when such significant increases occur during the years preceding the date the Participant’s benefits commence under the RS Plan. To the extent such amounts are disregarded under the RS

Plan, they shall be disregarded for purposes of the Pension Limitation. This authority is limited to funding purposes and shall not be interpreted or construed as discretion with respect to this Plan for purposes of eligibility or benefits.

(e)                                  In determining the Participant’s pension benefit from the RS Plan for purposes of the Pension Limitation, an increase in benefits due to a Special Early Retirement Program will not be included in the Pension Limitation calculation.

(f)                                   In the event a Participant is eligible to receive more than one Plan benefit, and subsequently earns another Plan benefit, the Pension Limitation shall be calculated for each benefit payment. In addition, any subsequent Plan benefit shall be offset to take into account any Plan benefit previously paid to the Participant by adding the differences between (i) and (ii) described in the Pension Limitation definition for the previous payments to the amount under (ii) in the Pension Limitation definition for the current payment.

(g)                                  If a Participant incurs a RS Plan Benefit Election Date, the Participant’s Pension Limitation shall be determined as of such date and the Participant’s benefit under this Plan shall be based on such amount with respect to participation in the RS Plan through the RS Plan Benefit Election Date. The value of such amount, solely in the discretion of the Cooperative, may be credited to an account under the Plan. The account shall be adjusted based upon the investment experience of such amount whether held in trust or otherwise separately accounted for, to provide the basis pursuant to which earnings and losses may be attributed and credited to the account of the Participant. The investment vehicle, vehicles, or funds for purposes of measuring the value of the amount credited to the account of the Participant shall be determined by the Cooperative. However, the Participant, in the sole discretion of the Cooperative, can designate the investment vehicle to be used for purposes of measuring the value of the amount credited to the account of the Participant. Neither the trustee of a trust with respect to which assets may be held nor the Cooperative shall be obligated to make actual investments in any such investment vehicles or funds. The account established pursuant to this subsection (g) shall be maintained for bookkeeping purposes only and shall not represent any actual investment made by the Cooperative or a trust. The Participant shall at all times remain an unsecured creditor of the Cooperative. If the Cooperative decides not to credit an account based on investment experience as described in this subsection (g), then the Participant’s benefit under this Plan, if and when paid, shall be based on such amount with respect to periods of participation in the RS Plan through the RS Plan Benefit Election Date.

(h)                                 If the Cooperative has any stock which is publicly traded on an established securities market or otherwise, then distributions to a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) shall not be made before the date that is six months after the date of separation of service (or, if earlier, the date of death).

4.                                      Form of Benefit Payment.

(a)                                 Upon the initial adoption of the Plan, the Cooperative shall make the elections below to determine how the benefit shall be payable to the Participant.

(b)                                 If the Plan is readopted, and the elections below have been made in a previous version of the Plan, the previous elections shall remain in force unless specifically changed. Previously elected time and form of payment may be changed only if (1) such change is in writing, (2) such change does not take effect until at least 12 months after the date such change is made; and (3) payment with respect to such election shall not occur for a 5-year period following the date the benefit would have been paid, but for the election to change the time or form of benefit payment.

I.                        Election to Determine Manner of Payment

The Cooperative will determine the manner in which benefits are paid. Benefits will be paid to the Participant as determined by the Cooperative in paragraph II, below.

II.                           Payment Method Elected by Cooperative

Single Lump Sum Cash Payment

Any change to the form of payment shall be subject to Section 6.

(c)                                  The Cooperative shall make arrangements to satisfy any federal, state or local income tax withholding requirements, employment taxes, or other requirements applicable to the granting, crediting, vesting, or payment of benefits under the Plan. There shall be deducted from any payment under the Plan or any other compensation payable to the Participant all taxes which are required to be withheld by the Cooperative in respect to such payment or the Plan. Determining withholding and payment of taxes shall be the responsibility of the Cooperative and not NRECA.

5.                                      Timing of Benefit Payment.

(a)                                 The Plan benefit shall be payable to the Participant (or if deceased, to the Participant’s Beneficiary) as soon as is administratively practicable following the earliest of the following dates:

(i)                                     When the Participant separates from service with the Cooperative and all corporations or entities with whom the Cooperative would have been considered a single employer under Code §§ 414(b) and (c); or

(ii)                                  The disability of the Participant (for this purpose, the Plan’s definition of Disability shall not apply and a Participant is considered disabled only if the Participant is disabled within the meaning of Code § 409A(a)(2)(C)); or

(iii)                               The death of the Participant; or

(iv)                              [On such other date as may be elected by the Participant on Schedule B.]

Any change to the time or form of payment shall be subject to Section 6.

(b)                                 The timing of benefits payments may be accelerated only as allowed by Code § 409A and the regulations and guidance thereunder, including Treasury Regulation § 1.409A-3(j). All or part of a Participant’s benefit under the Plan may be paid earlier than the date specified in subsection (a) to satisfy a domestic relations order (as defined in Code § 414(p)(l)(B)), to pay Federal Insurance Contribution Act, state, local or foreign taxes (not exceeding the amount of such tax), and to avoid a violation of any federal, state, local or foreign ethics or conflicts of interest law. Similarly, if payments have commenced under an installment series but have not concluded, future installment payments may be accelerated if allowed by this subsection (b).

6.                                      Participant or Cooperative Election to Modify the Timing of Benefit Payment.

(a)                                 The Participant or Cooperative may elect to change the timing of a benefit payment or change the form of distribution subject to certain requirements. This subsequent election shall be made in conformance with Code § 409A and the guidance issued by the Department of the Treasury and Internal Revenue Service with respect to the application of Code § 409A. A subsequent election to delay the timing of a benefit payment or to change the form of benefit payment shall be effective only if in writing and the following conditions are met:

(i)                                     an election related to a benefit payment to be made upon a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months before the date of the first scheduled payment,

(ii)                                  the election shall not take effect until at least twelve (12) months after the date on which the election is made, and

(iii)                               except in the case of elections relating to distributions on account of death or disability, the additional deferral with respect to which such election is made shall be for a period of not less than five (5) years from the date such payment would otherwise have been made.

The Participant may only change the timing of benefit payment if the Cooperative originally granted the Participant the right to elect the time and form of payment; otherwise, the Participant is not eligible to make a change.

7.                                      Termination and Amendment.

(a)                                 The Board, at its sole discretion, may amend any or all provisions of this Plan at any time by written instrument identified as an amendment effective as of a specified date. The Plan may be terminated in whole or in part at any time at the sole discretion of the Board, so long as such termination is consistent with the following requirements of Code § 409A:

(i)                                     The termination and liquidation does not occur proximate to a downturn in the financial health of the Cooperative;

(ii)                                  All deferred compensation arrangements of the same type shall be terminated with respect to all participants;

(iii)                               No benefit payments (other than payments that would have been payable under the Plan terms if the termination had not occurred) are made within 12 months of termination of this Plan, and all benefit payments are made within 24 months of termination of this Plan; and

(iv)                              The Cooperative does not adopt a new, similar plan (i.e., a nonqualified, non-account balance deferred compensation plan subject to Code § 409A) for 3 years after the termination of this Plan.

(b)                                 Termination of the Plan may also occur in connection with the Cooperative’s insolvency or change in control, provided such termination meets the requirements of regulations issued under Code § 409A.

(c)                                  Such termination or amendment shall not reduce any benefit accrued by a Participant in this Plan prior to the effective date of the termination or amendment.

8.                                      Death of Participant.

(a)                                 Death Prior to Commencement of Benefits. In the event of a Participant’s death prior to the date specified under the Plan on which Plan benefits are to begin, the amount of the benefit to be paid to the Participant’s Beneficiaries is determined using the same calculation methodology used in the RS Plan to determine the amount payable to the Participant’s Beneficiaries from the RS Plan.

(b)                                 Death Following Commencement of RS Plan Benefits. In the event of the death of a Participant whose Plan benefits have been paid prior to the Participant’s death as a single sum, or whose installment payments have begun, Plan benefits accruing after the initial payment or start of installment payments are calculated in accordance with the death benefit payable by the same methodology as used by the RS Plan to determine the amount of a death benefit payable from the RS Plan. Such calculation shall apply the 50% reduction (if applicable) to the amount of the Plan benefit in the same manner as is applied to the RS Plan benefit, however the J&50% death benefit is applied to Plan accruals occurring after the initial date of the start of Plan benefit payments. In the event that a Cooperative’s RS Plan provides a J&S 50% death benefit, and the total of all Plan benefits paid previously to the Participant, plus the amount due as a result of death exceed 50% of the total of the RS Plan benefit, no adjustment of the Plan benefit previously paid will be made. The Plan benefit will be separately calculated as of the date of death and include the period of service measured from the date of the most recent calculation and payment of a Plan benefit.

(c)                                  Benefits calculated under this Section 8(a) or (b) are not available for credit to the RS Plan until the end of the year in which the Participant has died.

(d)                                 A Participant’s Beneficiary shall be designated at such times and on the forms prescribed by the Board. If the Participant fails to name a Beneficiary, the Beneficiary shall be the Participant’s beneficiary under the RS Plan.

9.                                      Disability. A Participant who becomes Disabled, and whose participation in the RS Plan continues under the RS Plan waiver will cease accruing Plan benefits as of the date on which he is determined to be Disabled. The Plan benefit will be calculated as of the date on which the Participant is declared Disabled, and the Cooperative will distribute the Plan benefit to the Participant in accordance with the terms of the Plan, provided, however, that benefits shall not be distributed unless the Participant is Disabled within the meaning of Code § 409A(a)(2)(C). If the Participant resumes active employment with the Cooperative, and is again eligible for coverage in the Plan, Plan benefits shall be calculated by excluding the period of time the Participant was Disabled.

10.                               Assets of the Plan and Benefit Payments. The benefits under this Deferred Compensation PRP shall be payable from the general assets of the Cooperative. The Cooperative may elect to place assets in a grantor trust to provide itself with a source of funds to meet its liabilities under the Plan, provided that the assets of such trust remain subject to the general creditors of the Cooperative. No part of the Participant’s benefit shall be liable for the debts, contracts, or engagements of any Participant, nor shall a Participant’s benefit be subject to execution, levy, attachment, or garnishment. No Participant (or his or her successor or assigns) shall have any right to alienate, anticipate, sell, transfer, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

11.                               General Administrative Powers and Duties.

(a)                                 General administration of the Plan shall be placed in the Board. The Board shall have the power to take all actions required to carry out the provisions of the Plan and shall further have the following powers and duties which shall be exercised in a manner consistent with the provisions of the Plan:

(i)                                     To construe and interpret the provisions of the Plan and make rules and regulations under the Plan to the extent deemed advisable by the Board,

(iii)                               To decide all questions as to eligibility to become a Participant in the Plan and as to the rights of Participants under the Plan,

(iii)                               To file or cause to be filed all such reports and other statements as may be required by any federal or state statute, agency or authority for the Plan, and

(iv)                              To do such other acts as it deems reasonably required to administer the Plan in accordance with its provisions or as may be provided for or required by law for the Plan.

(b)                                 Notwithstanding any provision of this Plan, NRECA is the sole authority with respect to application of any credit to the Cooperative as an offset to the Cooperative’s RS Plan billings. NRECA may reduce or eliminate the amount of any credit if in its judgment the Deferred Compensation PRP benefit is not fully funded as a result of actions by the Cooperative, for example, an unreasonable increase in a Participant’s compensation in years preceding the date the Participant becomes eligible for benefits, or if the Cooperative approves participation of an employee who does not satisfy eligibility requirements under this Plan and federal law. This authority is limited to funding by the RS Plan and shall not be interpreted or construed as discretion with respect to this plan.

12.                               Grant of Discretion. In discharging the duties assigned to it under the Plan, the Board and its delegates have the discretion and final authority to interpret and construe the terms of the Plan; to determine coverage and eligibility for and amount of benefits under the Plan; to adopt, amend, and rescind rules, regulations and procedures pertaining to its duties under the Plan and the administration of the Plan; and to make all other determinations deemed necessary or advisable for the discharge of its duties or the administration of the Plan. The discretionary authority of the Board and its delegates is final, absolute, conclusive and exclusive, and binds all parties so long as exercised in good faith. Any judicial review of any decision of the Board or its delegates shall be limited to the arbitrary and capricious standard of review.

13.                               Claim Adjudicator. All claims for benefits under the Plan shall be determined by the Cooperative, which shall be the administrator and named fiduciary of the Plan for purposes of Section 503 of ERISA with respect to adjudication of such claims for benefits under the Plan.

14.                               Claim Procedure. Upon the submission of a claim for benefits under the Plan to the Cooperative, notice of a decision with respect to the claim shall be furnished within 90 days. If circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Cooperative to the claimant prior to the expiration of the initial 90 day period. The notice of extension shall indicate the circumstances requiring the extension and the date by which the notice of the decision with respect to the claim shall be furnished. Commencement of benefit payment shall constitute notice of approval of a claim to the extent of the amount of approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the claimant and shall set forth (a) the reason or reasons for the denial, (b) specific reference to pertinent provisions of the Plan on which the denial was based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the claims review procedure. If the claimant is not notified of the decision in accordance with this section, such claim shall be deemed denied and the claimant shall then be permitted to proceed with the claims review procedure provided below.

15.                               Claims Review Procedure.

(a)                                 Within 90 days following receipt of notice of a claim denial, or within 90 days following close of the 90 day period referred to in Section 14 of the Plan, the claimant must file an appeal of the denial of a claim in writing with the Board requesting a review of such denial.

(b)                                 Prior to a decision on the appeal by the Board, the claimant or the claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing for consideration. The issues and comments submitted by a claimant or the claimant’s duly authorized representative shall supplement the administrative record on which the appeal is to be decided and should contain all of the additional information the claimant wishes to be considered in the review.

(c)                                  Within 60 days following receipt of an appeal, the Board shall render a written decision. If circumstances require an extension of time for reviewing an appeal, written notice of the extension shall be furnished to the claimant or the claimant’s authorized representative prior to the commencement of the extension. If an extension of time is elected, the Board shall render its decision within 120 days after receipt of the appeal.

(d)                                 The Board’s decision on the appeal shall be in writing, worded in a manner calculated to be understood by the claimant, and shall set forth (a) the reason or reasons for the decision and (b) specific reference to pertinent provisions of the plan on which the decision is based.

(e)                                  Any action brought for judicial review of the Board’s decision may be made only after the claims review process is completed and must commence within one year of the date on which the Board renders its final decision to the claimant in writing.

16.                               Notices.

(a)                                 The Cooperative shall notify NRECA in writing upon the occurrence of any of the following events:

(i)                                     The payment of any benefits to a Participant in the Plan, including the amount and time of the benefit payment,

(ii)                                  The adoption, amendment or termination of the Plan, including a copy of the signed Plan as adopted or amended and the Board resolution authorizing such action or the resolution authorizing the termination of the Plan, or

(iii)                               The date on which the Participant incurs an RS Plan Benefit Election Date under the RS Plan.

(b)                                      All notices sent to NRECA shall be mailed to:

Debi Strong

Manger of Deferred Compensation Products

Deferred Compensation Group

Insurance & Financial Services Department, 310

National Rural Electric Cooperative Association

4301 Wilson Boulevard

Arlington, Virginia 22203

17.                               No Right to Employment. Nothing in the Plan shall constitute, nor be interpreted to constitute, a promise or representation of the employment or continued employment of any individual by the Cooperative or other entity.

18.                               No Waiver or Estoppel. No term, condition or provision of the Plan shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

19.                               Misstatements of Information. In the event of any misstatement of any fact affecting benefits and eligibility for benefits, the true facts shall be used to determine eligibility and benefits.

20.                               Applicable Law. The provisions of this Plan shall be construed according to the laws of the state of Colorado, except as preempted by Federal law and in accordance with the Code and ERISA.

21.                               Code § 409A. Notwithstanding any provision to the contrary in this Deferred Compensation PRP, each provision in this Deferred Compensation PRP shall be interpreted to permit the deferral of compensation in accordance with Code § 409A and the guidance issued thereunder. Any provision of the Deferred Compensation PRP that would conflict with such requirements shall not be valid or enforceable.

IN WITNESS WHEREOF, Tri-State Generation and Transmission Association, Inc. has caused this instrument to be executed by its officers below.

(SEAL)

Date: 12/12/2014	By:	/s/ Micheal S. McInnes
Executive Vice President and General Manager

AMENDED AND RESTATED PENSION RESTORATION PLAN

ATTACHMENT A

GRANDFATHERED PARTICIPANTS

The Cooperative (the “Cooperative”) has specified the following individuals as covered employees under the PRP. Any employee of the Cooperative that is otherwise eligible to participate in the Deferred Compensation Pension Restoration Plan, but who is not listed as a covered employee below will not be eligible for benefits under the PRP plan. Eligibility is not transferrable to another employer or Cooperative that sponsors their own plan. Additionally, an individual listed below who does not also satisfy the eligibility requirements, or whose Cooperative is not eligible for a funding credit for the individual through the RS Plan, shall not be considered eligible to participate.

PRP Participant	Date of Participation

1. Kenneth J. Anderson	January 1, 2006

2. Joel Bladow	January 1, 2010

3. Patrick Bridges	January 1, 2011

4. Michael Mclnnes	July 1, 2000

5. Bradley Nebergall	January 1, 2010

6. Kenneth Reif	January 1, 2010

7. Barbara Walz	January 1, 2014